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Exhibit 10.2

Dr. Mario Lupi
Notary Public in Rome
00195 ROME—Tel. 3223406—3223633
Via Marcello Prestinari, 13
Fax 3223528

REPERTORY No. 36400	File No. 8412

"RESEARCH AGREEMENT"

        PURSUANT TO ART. 12(1) LAW No. 46—17 FEBRUARY 1982, CONCERNING "SUPPORT MEASURES FOR THE ECONOMIC AREAS OF STRATEGIC IMPORTANCE FOR THE NATION" AND TO ART. 11, LAW NO. 451—19 JULY 1994

THE REPUBLIC OF ITALY

        In the year one thousand-nine hundred and ninety-eight, on the fourth day of the month of December, 4 December 1998 in Rome, in the secondary registered offices of "SAN PAOLO—IMI S.p.A." in Viale dell'Arte No. 25, in front of me, Dr. Mario Lupi, Notary Public in Rome, office in Via Marcello Prestinari No. 13, registered in the Board of United Notary Districts of Rome, Velletri and Civitavecchia, the following persons are in attendance

  •
  VINCENZO LINARDI, born at Pietrapertosa (PZ) on 10 January 1945, engineer, with his professional address in Rome, Viale dell'Arte No. 25, in his capacity as Vice-Director, hereby representing "Istituto Bancario San Paolo di Torino—Istituto Mobiliare Italiano Società per Azioni", "SAN PAOLO—IMI S.p.A.", (a Bank resulting from the merger of the Istituto Mobiliare Italiano S.p.A. with and into the Istituto Bancario San Paolo di Torino S.p.A., effected through the public deed under the seal of Notary Public Ettore Morone, in Turin on 12 October 1998, Rep. No. 84467), parent company of the SAN PAOLO—IMI banking group, registered in the Register of Banking Groups under No. 1025.6, having its registered office in Turin, Piazza San Carlo No. 156 and secondary registered offices with permanent representation in Rome, Viale dell'Arte No. 25, share capital ITL 8,413,109,688,000.- wholly paid-in, registered in the Trade Register of Turin under No. 4382/91 (Law-Court of Turin) and registered in the Register of Banks under No. 5084.9.0, member of the "Interbank Fund of Deposit Protection", tax-payer's code number 06210280019, who declares to act (i) pursuant to the resolution of the Board of Directors of the merged company IMI S.p.A. dated 30 April 1998, a copy of which has been extracted from the minute-book of the Board of Directors and certified by by Gennaro Mariconda, Notary Public in Rome, on 21 May 1998, Rep. No. 35697, and is enclosed herewith under Exhibit "A", (ii) pursuant to the deed under the hand and seal of Gennaro Mariconda, Notary Public in Rome on 21 May 1998, Rep. No. 35698, registered in the Public Register of Rome on 22 May 1998 and a certified copy whereof, delivered on 22 May 1998, is enclosed herewith under Exhibit "A", and (iii) pursuant to the deed under my hand and seal dated 11 June 1998, Rep. No. 35925/8279, registered in the Public Register of Rome, on 16 June 1998, Series 1/E, and by virtue of the mentioned deed of merger under the hand and seal of Ettore Morone, Notary Public in Turin dated 12 October 1998, Rep. No. 84467.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

  •
  LORENZETTI ROLANDO, born in Florence on 15 February 1953, researcher, residing for his office at the Company mentioned here below, who is present as representative, in his capacity as Special Attorney of the Company:

  •
  "BIOSEARCH ITALIA S.p.A.", with registered office and fiscal domicile in Milan, Via Terraggio No. 17, share capital ITL 17,388,451,000.-, paid-in for ITL 11,6000,000,000.—registered in the Trade Register under No. 1523129/1996—Law-Court of Milan, tax-payer's code number 11922440158, registered in the "National Research Register", code 50181F67, pursuant to the powers granted to him under the Special Notarized Power of Attorney, under the seal of Alessio Michele Chiambretti, Notary Public in Saronno on 3 December 1998, Rep. No. 167360, the original whereof is enclosed herewith under Exhibit "A", being an essential and substantial part of this deed.

    The above-mentioned Special Power of Attorney has been granted to Mr. Lorenzetti Rolando by the Managing Director of the above mentioned Company, Mr. Quarta Claudio, born in Lecce on 10 January 1955, having his professional address at the registered office of above-mentioned Company, pursuant to the powers granted to Mr. Quarta through the resolution of the Board of Directors dated 8 January 1997, a copy of which has been extracted from the minute-book of the Board of Directors and certified by the same Notary Public in Saronno, Alessio Michele Chiambretti, on 3 December 1998, Rep. No. 167359, and is enclosed herewith under Exhibit "A" with the above-mentioned Special Power of Attorney and, furthermore, pursuant to the resolution of the Board of Directors dated 19 October 1998, an extract whereof by Alessio Michele Chiambretti di Saronno, Notary Public, dated 4 November 1998, Rep. No. 167042, is enclosed herewith under Exhibit "B" and is an essential and substantial part of this deed.

        The persons in attendance, whose personal identity I, Notary, have certified, by mutual agreement and with my consent waive to the assistance of witnesses,

WHEREAS

          a)    The agreement is executed pursuant to the provisions of Law No. 46 dated 17 February 1982, Law No. 67 dated 11 March 1988 and Law No. 451 dated 19 July 1994, which the Parties are obliged to respect, including those parts that are not provided by this agreement;

          b)    By decree No. 1060 dated 15 September 1998, issued by the Ministry of University and Scientific and Technological Research, which is enclosed herewith as Exhibit "C", duly undersigned by the Parties and by myself, Notary Public, being essential and substantial part of this deed, "BIOSEARCH ITALIA S.p.A.", with registered office in Milan (hereinafter "contracting party") has been committed to carryout the activities relating to the Project ref. No. 3932;

          c)     "SAN PAOLO—IMI S.p.A., in the execution of this deed, acts upon request and on behalf of the Ministry of University and Scientific and Technological Research, according to art. 9 of the above-mentioned Law No. 46/82, and not on its own, and within the limits provided of art. 1387 and 1388 of the Italian Civil Code and that therefore, every time this deed mentions SAN PAOLO—IMI S.p.A, it is understood that it takes part in it in the above-mentioned capacity;

          d)    The credits arising from this agreement are guaranteed by a general lien, pursuant to art. 6(6) of Law Decree No. 32 dated 8 February 1995, as amended by Law No. 104 dated 7 April 1995, as well as by a bank guarantee, as further specified in art. 4 below.

        Considering the above, the Parties approve of the above-mentioned premises and agree and stipulate as follows:

ARTICLE 1

        SAN PAOLO—IMI S.p.A., upon request of the Ministry of University and Scientific and Technological Research, as stated under Recital c) above, draws up an agreement with the "contracting party", which accepts, at the terms and conditions specified herein below, to carry out activities relating to Research Project ref. No. 3932, named "Research, Characterisation and Development of new Antibiotics" aimed at the achievement of the targets mentioned in the special Technical Specifications, which are enclosed herewith as Exhibit "D", duly signed by the Parties and by myself, Notary Public, being an essential and substantial part of this deed.

        The operating methods of the research and development activities have been established in the above-mentioned Technical Specifications, which also mention the name of the person in charge of the scientific management of the research and development activities.

ARTICLE 2

        The targets of the research and development activities, which are the purpose of this agreement, will have to be pursued according to the procedures, time schedules and stages of progress mentioned in the special Technical Specifications.

        In case it is required by exceptional circumstances, and if the Ministry of University and Scientific and Technological Research, in the fulfilment of his control functions on the implementation of the agreement so requests, or, upon authorization received by the same, the terms and condition of this agreement mentioned in the first paragraph may be amended, in compliance with the conditions and within the limits provided by the Technical Specifications.

        Furthermore, any requests to extend the term for the execution of the scheduled activities (as established in Decree dated 15 September 1998 No. 1060) must be submitted to SAN PAOLO—IMI S.p.A. and to the Ministry of University and Scientific and Technological Research, and must be authorised by the latter.

ARTICLE 3

        The maximum amount that may be financed for the research activities, as a share in the costs, is ITL [*]- ([*] Italian Lira), and, however, may not exceed the amount calculated by applying the percentages provided by the table contained in art. 1 of the Technical Specifications to the costs that are considered as acceptable, adequate and pertinent,.

        The maximum amount that may be financed for training activities is ITL [*]- ([*]Italian Liras) and however may not exceed the cost considered as acceptable, adequate and pertinent, to be paid upon achievement of the targets mentioned in the Technical Specifications and according to the procedures, terms and principles provided for in the above-mentioned Technical Specifications and enclosures thereto.

        With respect to the financial engagement to be supported by the contracting party for the arrangement of the planned activities, an amount of ITL [*].- ([*]) will be paid in advance.

        In case of default by the contracting party in performing the obligations under this agreement, the amount paid in advance shall be returned, increased by interest by the application of the official interest rate and according to the procedures mentioned under articles 35 and 36 of Presidential Decree No. 1063 dated 16 July 1962 and further additions and amendments.

        The amount to be financed will be fully paid upon fulfilment of all the obligations provided by the Technical Specifications.

        (In case of the achievement of unexpected intermediate results, suitable of different utilisations than the ones which are the purpose of the agreement, the contracting party is obliged to immediately inform the Ministry of University and Scientific and Technological Research, who, after consulting the committee as provided for under art. 7 of Law No. 46/82, may decide upon the acquisition of such results, against payment of a consideration, and request SAN PAOLO—IMI S.p.A. to execute an integrative deed to this agreement.)

        The text between brackets is not applied for purposes of art. 7(paragraph 5) of Ministerial Decree No. 954 dated 8 August 1997.

ARTICLE 4

        With reference to the provisions of Recital d) above, it is formally acknowledged that on 11 November 1998 the Cassa di Risparmio di Parma e Piacenza S.p.A. has issued the bank guarantee, No. 78698, for ITL [*].- ([*]) guaranteeing the timely fulfilment by "BIOSEARCH ITALIA S.p.A.", registered office in Milan, of all the obligations under this agreement.

        The value of the guarantee is equal to the amount paid in advance mentioned in article 3 above, increased by the interest calculated according to the third paragraph of the same article, applied to each year of part of year of duration of this agreement.

ARTICLE 5

        The price adjustment is not applicable pursuant to Law No. 498 dated 23 December 1992 "Urgent Interventions in Public Finance", published in Official Gazette No. 304 on 29 December 1992.

ARTICLE 6

        SAN PAOLO—IMI S.p.A. will provide for payment in advance of the amount within 60 (sixty) days from execution of the agreement. Any partial payments, as provided by the Technical Specifications, shall be made within 30 (thirty) days from examination and acceptance by the Ministry of University and Scientific and Technological Research of all the documents mentioned in the Technical Specifications, point 3. Full payment will have to be made within 90 (ninety) days from examination and acceptance of the [*] and of all the documents mentioned in the Technical Specifications.

        In case the term mentioned in the above paragraph is not respected, the contracting party has a right to compensation of interests on the due amounts, at the interest rate and according to the procedures mentioned in articles 35 and 36 of Presidential Decree No. 1063 dated 16 July 1962 and further integrations and amendments, unless the delay depends on acts of the contracting party itself, or the payment has been suspended as a consequence of impediments notified by third parties or other governments.

        Following the [*], the Ministry of University and Scientific and Technological Research appoints a commission that, with prior notice to the contracting party, proceeds to the final examination visit and drafts the relevant minutes, as well as a special certification for the activities regularly carried out.

ARTICLE 7

        The contracting party is obliged to allow, according to art. 11(1), of Law No. 46 dated 17 February 1982, control of the state of the art with respect to the activities which are the purpose of this agreement, through examination of the targets achieved and the costs incurred.

        The contracting party is further obliged to make available its financial statements and any other accounting document relating to the activities being the purpose of this agreement.

ARTICLE 8

        The contracting party is obliged to propose any changes that shall be deemed as necessary or appropriate for the achievement of the best results in the context of the research and development activities.

        In such case, changes may be introduced in the Project, according to the procedures provided by last paragraph of art. 3, provided that the purposes of the research and/or development activities are kept unchanged. Should such changes cause a change also in the order prices, prices, an appendix to the main agreement will be executed between the parties, which shall include also such cost changes.

        Default in the performance of the obligations provided by the above paragraphs shall cause the termination of the agreement, save the right to claim damages.

ARTICLE 9

        Following the six-month reports, sent by the Company according to the Technical Specifications or following the controls carried out according to Law No. 46/82, in the event that the activities are not being carried out according to the conditions established in the Technical Specifications and in a diligent manner, SAN PAOLO—IMI S.p.A., according to the instructions of the Ministry of University and Scientific and Technological Research, will fix an adequate term for the contracting party to comply with such conditions. Should this term expire without compliance by the contracting party, the agreement will be considered terminated, save for the public administration's right to claim damages.

ARTICLE 10

        In case the chance of success of the research and/or development activities results to be reduced or non-existing, during the execution of such activities, provided that this has not been caused by the contracting party, the agreement may be terminated at any moment at the request of the Ministry of University and Scientific and Technological Research, after consulting the committee created pursuant to art. 7 of Law No. 46/82.

        Payment is then due over the portion of activities already carried out, the amount of which will have to be calculated "in proportion", according to the principles mentioned in the Technical Specifications and subject to examination and acceptance by the Ministry of University and Scientific and Technological Research.

ARTICLE 11

        (If the contracting party, during the course of execution of the research activities and at the end of such activities, [*].

        The [*], according to the national and international laws and regulations assuring the best protection of industrial property rights.

        Default in performing the above-mentioned obligations will entitle the Ministry of University and Scientific and Technological Research to request SAN PAOLO—IMI S.p.A. to proceed to cancellation of the agreement, except the right to claim further damages.

        [*]

        The text between brackets cannot be applied according to art. 7(5) of Ministerial Decree No. 954 dated 8 August 1997).

ARTICLE 12

        The contracting party, always provided its exclusive responsibility, may entrust third parties with the execution of part of the research and development activities, subject to the authorisation of the Ministry of University and Scientific and Technological Research.

        In case the contracting party entrusts third parties with even part of said activities without the above-mentioned authorisation, this will entitle the Ministry of University and Scientific and Technological Research to terminate of the agreement, except the right to claim further damages.

ARTICLE 13

        (The contracting party is obliged to keep strictly confidential all the information, knowledge, documents and prototypes, that the contracting party may become acknowledge or which have been communicated through the performance of this agreement.

        The contracting party is further obliged not to spread to the public the partial or final results under this agreement.

        In the case of non-fulfilment of the above-mentioned obligations, the Ministry of University and Scientific and Technological Research is entitled to request SAN PAOLO—IMI S.p.A. to terminate the agreement, save the right to claim further damages.

        The text between brackets cannot be applied according to art. 7(5) of Ministerial Decree No. 954 dated 8 August 1997).

ARTICLE 14

        The contracting party undertakes not to carry out, for the entire validity period of this agreement, research and development activities on behalf of third parties having the same subject matter of, or in any way relating to the project mentioned in the Technical Specifications.

        The contracting party further undertakes not to apply for facilitated financing with national or international bodies for carrying out the same project.

        In case of non-fulfilment of the above-mentioned obligation, the Ministry of University and Scientific and Technological Research is entitled to request SAN PAOLO—IMI S.p.A. to terminate the agreement, save the right to claim further damages.

ARTICLE 15

        The results, knowledge and patents deriving from the performance of the activities that are the purpose of this agreement, are subject to the conditions described in the Technical Specifications.

ARTICLE 16

        Except for cases that have already been expressly mentioned, as well as, in any case, in cases of non-fulfilment of the obligations of the contracting party as under articles 7, 8, 9, 11, 12, 13 and 14 and those provided by law, the agreement may be terminated also in the following cases:

          a)    If, following the submission of the documents or the examination made, if the research and development activities [*] agreed upon between parties;

          b)    If the [*] are [*] with the provisions [*] and any integrative agreements;

          c)     If the contracting party does not possess or has ceased to possess full capacity, is subject to a liquidation procedure, or has, in any case, ceased or changed its activities or has been submitted to bankruptcy or other bankruptcy proceedings;

          d)    If the contracting party does not timely reimburse all of its possible tax burdens and expenses, in any case depending on this agreement;

          e)    In the case of a [*] of the contracting party and [*] and/or in the [*] of the [*];

          f)     In the case a transformation or merger of the contracting party with and into another company results to be potentially prejudicial to the execution of the activities;

          g)     If the contracting party has not used [*] for obtaining and maintaining complete insurance coverage, including accident insurance, for the staff members involved in the development activities.

        The termination of the agreement will give rise to the obligation of the contracting party to return the amount paid in advance increased by the accrued interest, to the extent so provided by the third paragraph of art. 3 of this agreement, except, however, the right to claim further damages.

ARTICLE 17

        The parties elect domicile as follows:

  •
  the "Istituto Bancario San Paolo di Torino—Istituto Mobiliare Italiano Società per Azioni", at its own secondaryoffices in Viale dell'Arte No. 25—EUR;

  •
  "BIOSEARCH ITALIA S.p.A." at its own registered office in Milan, Via Terraggio No. 17;

        In the absence thereof, all parties elect domicile at the Municipality of their respective towns.

ARTICLE 18

        All expenses concerning and arising from this agreement, including those relating to one authenticated copy and three original copies for SAN PAOLO—IMI S.p.A. and, in general, any expenses or burdens, including tax burdens, that SAN PAOLO—IMI S.p.A. should, now or in the future, incur under or in relation to this deed or its execution or extinction, are to the charge of the "contracting party", which undertakes to hold SAN PAOLO—IMI S.p.A. at any time harmless and relieved from liability, while it is expressly agreed upon between the parties that non-compliance with the obligations of this article will give SAN PAOLO—IMI S.p.A. the right to consider this deed terminated.

        This deed and all provisions, acts and formalities relating to its execution and extinction enjoy the fiscal treatment provided by Presidential Decree No. 601 dated 29 September 1973.

        The persons in attendance relieve me from reading the enclosures and declare to know them well.

        As requested, I, Notary Public, have received this deed, as drafted by a person trusted by me with mechanical means, in accordance with the law, and with the additions by my personal handwriting,on five sheets, sixteen pages of which are fully written and part of the seventeenth and read by myself to those in attendance. Such persons, on my request, have acknowledged it and declared it to be in compliance with their will.

        SIGNED: VINCENZO LINARDI—RODOLFO LORENZETTI—MARIO LUPI, NOTARY PUBLIC.

Exhibit A

SPECIAL POWER OF ATTORNEY

        [*]

BIOTECH ITALIA S.P.A.

MINUTES OF THE BOARD OF DIRECTORS' MEETING

        [*]

Exhibit B

MINUTES OF THE BOARD OF DIRECTORS' MEETING

        [*]

Exhibit C

36400/8412	DOC. 011098 FILE No. 040719
Ministry of University Affairs and Scientific and Technological Research D.S.P.A.R.—Office III	REGISTERED LETTER WITH RETURN RECEIPT 25 SEPT. 1998 To: Istituto Mobiliare Italiano S.p.A.
No. 6950 Response to Sheet of No.	Applied Research Service Viale dell'Arte 25 00144 ROME
To: Biosearch Italia S.p.A. Via R. Lepetit, 34 21040 Gerenzano (VA)

Summary of Resolution

        Subject: Research project presented under the provisions of article 11 of Law 451/94. Research contract with Biosearch Italia S.p.A.—Milan regarding the project "Research, characterisation and development of new antibiotics".

—Transmission of ministerial decree of assignment plus related technical specifications.

Project reference no. 3932.

        With regard to Ministerial Decree no. 533 Ric. of 1 June 1998 concerning the approval of projects for the purpose of assigning research and/or training contracts, when the projects have been presented under the provisions of article 11 of Law 451/94, notification is given with the present that, following performance of the necessary technical and administrative activities, and in light of the outcome of the control of the prerequisites, as per Law no. 55 of 19 March 1990, plus subsequent additions and modifications, it has been ruled with an administrative decree issued on 15 September 1998 that assignment shall be made to Biosearch Italia S.p.A. Milan of the research contract regarding the "Research, characterisation and development of new antibiotics" for a total amount of 32.37 billion Lire, not including VAT (which is allocated into research activities and training activities), with maximum funding by the Ministry set at 20.622 billion Lire (which is allocated into research and training activities), as indicated in the attached technical specifications chart.

        In light of the above, the aforementioned administrative decree of assignment is transmitted, together with the related technical specifications, and, under the provisions of the second paragraph of article 9 of Law no. 46 of 17 February 1982, the Istituto Mobiliare Italiano S.p.A. is asked to sign the aforementioned research contract with Biosearch Italia S.p.A.—Milan, in accordance with the further provisions contained in the attached measure.

        It will be the responsibility of the Istituto Mobiliare Italiano S.p.A. to supplement the technical specifications with the document containing the criteria used to calculate, charge and document the costs.

        To this end, the contracting party is asked to present the necessary additional documentation to the Istituto Mobiliare Italiano S.p.A., based on the instructions supplied by the latter, and far enough in advance to permit the signing of the contract within the stipulated deadline.

        In consideration of the confidentiality of the subject matter, the Istituto Mobiliare Italiano S.p.A., for the purpose of making public registration of the act, shall include as an annex to the standard agreement an extracted form of the technical specifications, omitting, under point 1, paragraphs 1.2, 1.3, 1.5 and 1.6, plus all the references found on the tables and identified with special codes; under point 5, the names of the individual objects; under point 9, an indication of the activities performed by third-party contractors and the names of the individual objectives.

        In the course of the contractual relationship, the Istituto Mobiliare Italiano S.p.A. shall also be called on to collaborate with the Ministry and with its experts in the performance of control activities.

                      Department for the Development and
                      Reinforcement of Research Activities
                      Manager of Office III
                      (Mr. Luciano Criscuoli)—signature

Ministry of University Affairs and of Scientific And Technological Research

Department for the Development and Reinforcement of Research Activities

FILE No. 1060 RIC.

THE DIRECTOR OF THE DEPARTMENT FOR THE DEVELOPMENT AND REINFORCEMENT OF RESEARCH ACTIVITIES

        IN LIGHT of Law no. 168 of 9 May 1989: "Establishment of the Ministry of University Affairs and Scientific and Technological Research";

        IN LIGHT of Law no. 46 of 17 February 1982: "Initiatives for sectors of the economy of national importance";

        IN LIGHT of art. 11 of Law no. 451, the measure that converted Legislative Decree no. 299 of 16 May 1994 into law, calling for the Minister of University Affairs and of Scientific and Technological Research, acting no concert with the Minister of Labour and Social Security, to promote initiatives involving research and the training and qualification of human resources sop as to meet the needs of production activities, with a specific function being to support processes of development for small and medium-size enterprises;

        IN LIGHT of the Ministry's own decree of 20 February 1996, issued in concert with the Minster of Labour and Social Security, published in the Official Gazette, issue no. 131 of 6 June 1994, regarding the criteria for the implementation of the initiatives referred to in the aforementioned article 11 of Law no. 451/94;

        IN LIGHT of the Ministry's own decree issued on 23 December 1996, published in the Official Gazette, issue no. 6 of 28 February 1997 and regarding the procedures for the granting of the financing earmarked for the aforementioned efforts.

        HAVING RECEIVED the conclusions of the background evaluations, according to the procedures contemplated under the aforementioned Ministerial Decree of 23 December 1996;

        IN LIGHT of decree no. 533Ric. of 1 June 1998, in which the Minister of University Affairs and of Scientific and Technological Research, under the provisions of article 1, paragraph 8, of the Ministerial Decree of 23 December 1996, approved the research and/or training projects indicated therein;

        HAVING RECEIVED the results of the background evaluation regarding the project of Biosearch Italia S.p.A.—Milan: "Research, characterisation and development of new antibiotics" (Ref. 3932);

        IN LIGHT of article 1, paragraph 10, of the aforementioned decree, which, with regard to the projects received and selected according to the procedures indicated therein, calls for the Director of the pertinent department to proceed, through the issue of a decree, to assign the contracts to the related parties meant to execute them;

        IN LIGHT of the agreement between the Ministry of University Affairs and Scientific and Technical Research and the Istituto Mobiliare Italiano S.p.A. regarding the management of the special fund for applied research signed on the date of 12 November 1990, approved and implemented under a decree issued by the Ministry on 15 December 1990 and registered with the State Audit Court on 22 January 1991;

        IN LIGHT of the European-Community measure on state aid to research and development, no. 96/C4506, published in the Official Gazette of the European Community on 17 February 1996, issue no. C45/C;

        IN LIGHT of the European-Community measure on aid to small and medium-size enterprises, no. 96/C 213/04, published in the Official Gazette of the European Community on 23 July 1996, issue no. C213/4;

        IN LIGHT of articles 1387 and 1388 of the Civil Code;

        IN LIGHT of the certification issued by the Prefect's Office under the provisions of Legislative Decree no. 490/94, plus subsequent additions and modifications;

DECREES

Art. 1

        1.     The company Biosearch Italia S.p.A.—Milan is assigned to perform, under a research and training contract to be signed within 60 days of the date of the present decree, the activities indicated in Ref. 3932 "Research, characterisation and development of new antibiotics", for a maximum authorised cost of 32.37 billion Lire, not including VAT, which is allocated into research and training activities, with the activities to be developed over a time period of 36 months.

        2.     The above maximum amount is allocated into research and training activities, based on the procedures stipulated under the following articles and in the attached technical specifications.

Art. 2

        1.     The Istituto Mobiliare Italiano S.p.A. shall see to it, under the provisions of article 1, paragraph 11, of the ministerial Decree of 23 December 1996, that the related research contract is signed;

        2.     The Contract and the technical specifications, which are attached to the present decree, having been drawn up in accordance with the general outlines approved under the Ministerial Decrees of 27 July 1983 and 21 December 1984, plus subsequent modifications and additions, govern, based on the points stipulated in article 1 above, the research and training activities.

Art. 3

        1.     The Istituto Mobiliare Italiano S.p.A. controls that the contacting party is in possession of its full capacities, both legal and operational, and, in the event that a portion of the contractual activities is assigned to third parties, it controls the validity and effectiveness of the declarations of exemption from responsibility issued by the latter, if necessary by requesting to examine appropriate documentation.

        2.     Any negative outcome of the abovementioned controls is communicated forthwith to the Ministry of University Affairs and Scientific and Technological Research for the taking of subsequent decisions.

Art. 4

        1.     The Istituto Mobiliare Italiano S.p.A. sees to it that the research contract is signed not in its own name and within the limits of articles 1387 and 1388 of the Civil Code.

        2.     Management of the contract does not commit—in accordance with the agreement cited in the introductory points as well—Istituto Mobiliare Italiano S.p.A. to assume any financial responsibility, except in cases of failure to observe due diligence as the agent.

        3.     In response to written instructions from the Ministry of University Affairs and Scientific and Technological Research, the Istituto Mobiliare Italiano S.p.A. draws up whatever supplementary acts to the research contract are considered necessary.

        4.     Following the signing of each act, the Istituto Mobiliare Italiano S.p.A. transmits to the Ministry of University Affairs and Scientific and Technological Research a copy of the document.

Art. 5

        1.     The Istituto Mobiliare Italiano S.p.A. is responsible fore ensuring that the contracting party validly undertakes the obligations contemplated under the contract, as well as any supplementary acts, meaning that it is not responsible for breaches of contract traceable to the contracting party, nor for failure to achieve the objective set.

        2.     The Istituto Mobiliare Italiano S.p.A. notifies the Ministry of University Affairs and Scientific and Technical Research forthwith of any unforeseen acts or facts that may have an effect on the validity, proper execution or proper fulfilment of the contractual relationship.

        3.     The Istituto Mobiliare Italiano S.p.A. notifies the Ministry of University Affairs and Scientific and Technical Research forthwith of any violations of the contractual obligations of which it obtains knowledge, for the taking of subsequent decisions by the Ministry of University Affairs and Scientific and Technical Research regarding any measures that may be held opportune.

Art. 6

        1.     The Istituto Mobiliare Italiano S.p.A. requests from the Ministry of University Affairs and Scientific and Technical Research that a portion of the funding allocated under the laws currently be made available, based on the contractual commitments.

        2.     In the event that a delay in the supply of the funds requested makes it impossible to satisfy the aforementioned commitments within the stipulated time period, then the provisions of article 6, paragraph four, of the contract are applied.

Art. 7

        1.     For all points not expressly contemplated or negotiated in the contract, the technical specifications or any supplementary documents, the Istituto Mobiliare Italiano S.p.A. shall act according to the decisions of the Ministry of University Affairs and Scientific and Technical Research.

Art. 8

        1.     A copy of the present decree and the related annex, whose original is kept on file at the Ministry, is transmitted to the contracting parties by means of a registered letter with return receipt, or by direct delivery with the issue of a receipt, for the formalities contemplated under the above articles.

Rome, 15 September 1998

                      THE DIRECTOR OF THE DEPARTMENT
                      (Prof. Paolo Maria Fasella)—signature

Exhibit D

Technical Specifications

        Pursuant to Article 9(1) and (2) and in compliance with article 11, second paragraph of law n. 46/86 and with the scheme of agreement, drafted pursuant to article 12 of Law n. 46/1982, and published through Ministerial Decree 27.7.1983 in the Official Gazette n. 215/83, the technical specifications are attached to the Agreement. The technical specifications include provisions relating to the following: Identification and description of the research and training activities; General target of the research activities; Specific targets of the research activities; Activities provided in the research lines; Timeline and considerations; General target of the training activities; Specific targets of the training activities; Other provisions; Officers in charge with the research and training activities; Documentation and modalities for the achievement of the contractual targets; Control activities and six-month report; Contractual amounts and modalities of payment; Method of evaluation of the "price adjustments"; Guarantees; Amendments to the conditions to implement the research and training activities; Assignment to third parties of part of the activities of research and training; Amendments to the participations into consortia and research companies; Ownership of the results; Intellectual Property protection; Assignment of the right to use the results; Confidentiality undertakings; Methods for the use the results; Correspondence; Starting date; Expenses of the agreement; and Competent Court.

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  Exhibit 10.2
Exhibit A SPECIAL POWER OF ATTORNEY
BIOTECH ITALIA S.P.A. MINUTES OF THE BOARD OF DIRECTORS' MEETING
Exhibit B MINUTES OF THE BOARD OF DIRECTORS' MEETING
Exhibit C
Ministry of University Affairs and of Scientific And Technological Research
DECREES Art. 1
Art. 2
Art. 3
Art. 4
Art. 5
Art. 6
Art. 7
Art. 8
Exhibit D Technical Specifications